Exhibit 10.22

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”) is made effective as of January 10, 2018, conditional upon the Separation Agreement (as defined below) becoming effective as provided therein (“Effective Date”), by and between Nanometrics Incorporated (“Company”) and Stanislaw Marek Borowicz (“Contractor”) (collectively the “Parties”) and when signed below by both parties, sets forth the terms and conditions under which Contractor shall provide services to Company.

RECITALS

A.

On or about January 8, 2018, Contractor and the Company entered into a Separation Agreement and General Release of All Claims (“Separation Agreement”).  This Agreement does not modify or alter the Parties’ respective rights and/or responsibilities under the Separation Agreement.

B.

Notwithstanding the terms and conditions of the Separation Agreement, Contractor separately desires to perform contracting services for the Company, and the Company desires to have such services performed by Contractor; and

C.The Company does not retain the authority to direct the day-to-day performance of Contractor’s services, but rather is requesting certain tasks to be accomplished by Contractor based upon Contractor’s specific skill set and expertise.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1.	SERVICES, CONSIDERATION AND TERM

(a)Services.  Contractor shall perform for the Company services described in Exhibit A attached hereto and incorporated herein by reference (“Services”) and other such Services as the Company may prescribe.

(b)Consideration.  The Company shall pay Contractor as set forth in Exhibit A attached hereto and incorporated herein by reference.  Contractor shall devote such time as is reasonably required to the performance of Contractor’s responsibilities under this Agreement.

(c)Term.  This Agreement shall become effective as of the Effective Date and shall remain in full force and effect until February 28th, or until the Agreement is terminated in accordance with Paragraph 7.  Any extensions of the Term of this Agreement must be in writing signed by both Parties.

2.	CONFLICTING OBLIGATIONS

Contractor confirms that Contractor has not executed nor is bound by, or party to, any non-compete covenant, restriction, or other agreement, contractual or otherwise, with any prior or current employer, supplier, customer or firm with which the Contractor has been associated and which would prevent the contractor from working with the Company in the capacity as stated herein, or otherwise impede or restrict the fulfillment of the terms of this Agreement with the Company.

3.	INDEPENDENT CONTRACTOR

(a)Independent Contractor Status.  It is the express intention of the parties that Contractor is an independent contractor and not an employee, agent, representative, joint venture or partner of the Company.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and Contractor or any employee or agent of Contractor.  The parties acknowledge that Contractor is not an employee for state or federal tax purposes.  Contractor is obligated to report all income received by Contractor pursuant to this Agreement, and Contractor agrees to and acknowledges the obligation to pay any and all self-employment and any other taxes thereon including any applicable federal, state and local income taxes, unemployment insurance, workers’ compensation insurance, disability insurance, Social Security taxes and other charges.  Contractor further agrees to indemnify the Company and hold the Company harmless from any and all claims made by any entity on account of an alleged failure by Contractor or the Company to satisfy such withholding or other obligation.  Contractor agrees to provide the Company with a completed IRS Form W-9, W-8BEN or other applicable form upon the effective date of this Agreement.

(b)Consulting for Others.  Contractor is free to perform work as a contractor employee for any other entity and/or person provided that such engagement does not create a conflict of interest with Contractor’s obligations to Company.  Specifically, none of Contractor’s services for any other entity and/or person shall compromise in any way the Company’s “Confidential Information” as defined in Paragraph 4(a) below.  Further, Contractor must at all times comply with Paragraph 4 below.

(c)Employment of Assistants.  Contractor may, at Contractor’s own expense, employ such assistants as Contractor deems necessary to perform the services required of Contractor by this Agreement.  Contractor assumes full and sole responsibility for the payment of all compensation and expenses of these assistants and for all federal, state and local income taxes, unemployment insurance, workers’ compensation insurance (which covers Contractor and Contractor’s employees), disability insurance, Social Security taxes, and other applicable withholdings.  Contractor must also obtain prior written approval from the Company before using or disclosing any Confidential Information to any such assistants or bringing any such assistant onto the Company’s property, subject to any reasonable, additional terms or conditions of the Company in light of the nature of such request by Contractor.  Such assistants must execute the Company’s standard confidentiality agreement before commencing any work under this Agreement.

(d)Time, Places and Methods of Providing Services.  Due to the nature of the project, the Company may allow access to Company equipment during specific times and days of the week in order for Contractor to provide such services.  As long as Contractor delivers acceptable services to the Company in a timely fashion, Contractor shall generally have the discretion to determine the location and times of rendering services as well as the method of accomplishing Contractor’s Services.

(e)Records and Invoices.  Contractor shall submit monthly invoices on the first day of each month for services and agreed upon expenses incurred during the previous month to the Company’s accounts payable for all Services rendered. Upon request, Contractor shall provide reasonable receipts or other documentation of agreed upon expenses as Company might request, including copies of time records.  Payment shall be due ten (10) days from receipt of invoice.

(f)Equipment, Instruments, Documentation and Specifications.  Contractor shall supply all equipment, instruments, documentation and specifications required to perform Services under this Agreement, except when such equipment, instruments, documentation and specifications are unique to the Company, in which case the Company shall provide Contractor with such equipment, instruments, documentation and specifications as may reasonably be required by Contractor for performance by Contractor of duties set forth herein.  Such equipment, instruments, documentation and specifications shall at all times remain the property of the Company. Contractor is not required to purchase or rent any tools, equipment or services from the Company.

(g)Contractor’s Qualifications.  Contractor represents and warrants that Contractor has the qualifications and skills necessary to perform the Services under this Agreement in a competent, professional manner, without the advice or direction of the Company.  This means Contractor is able to fulfill all the requirements of this Agreement.

(h)Expenses.  Unless otherwise expressly set forth in Exhibit A, Contractor will be responsible for all expenses in connection with performing the Services.  If the Company is obligated to reimburse for any expenses, all expenses must have been approved in advance in writing by the Company and the Company may demand proper and acceptable documentation, including valid receipts evidencing such Expense, prior to payment.

(i)Indemnity.  The Services are to be performed entirely at Contractor’s own risk.  Contractor agrees to indemnify, defend, and hold harmless the Company and its directors, officers, and employees (past or present) from and against all taxes, losses, damages, liabilities, costs and expenses, including attorney’s fees and other legal expenses, arising directly or indirectly from (i) any negligent, reckless or intentionally wrongful act of Contractor or Contractor’s assistants, employees or agents, (ii) a determination by a court or agency that the Contractor is not an independent contractor, (iii) any breach by the Contractor or Contractor’s assistants, employees or agents of any of the covenants contained in this Agreement, or (iv) any and all claims arising out of any injury, disability, or death of any of Contractor’s assistants, employees or agents. Contractor guarantees to the Company that any Inventions or Intellectual Property developed are free and clear of any claims by third parties.

(j)Warranty.  Contractor’s work (including the accuracy and completeness of any documentation) shall be of the highest professional quality and free of any material defects in quality or workmanship.  All Services shall be merchantable and free of any and all claims as to ownership or control over the Services, any products or designs completed therein or any intellectual property rights related thereto.

4.	CONFIDENTIAL INFORMATION

(a)Definition.  “Confidential Information” means any of the Company’s (including its parents’, affiliates’ or subsidiaries’) proprietary information, technical data, trade secrets or know-how, including but not limited to all actual or potential customer, employee, supplier, and distributor lists, contacts and addresses, information about employees and employee relations, training manuals and procedures, information about recruitment method and procedures, employment contracts, employee handbooks, information about marketing, business plans and projections, price lists, information about costs and expenses, budgets, proposals, financial information, product plans, products, services, research, developments, systems, formulas, technology, inventions, data bases, know how, developments, experiments, improvements, prototypes, computer programs, software, devices, patterns, processes, designs, source codes, mask-works, drawings, engineering, hardware configuration information, manufacturing methods, distribution techniques, specifications, tapes, and compilations of information that are owned by Company, parents, affiliates or subsidiaries of Company, other parties with which the Company does business (“Third Parties”) or customers of Company, and that are used in the operation of Company’s, Third Parties’ and/or a customer’s business.  Confidential Information includes, but is not limited to, information disclosed to or developed by Contractor in connection with the Services.  Confidential Information shall not include information that:  (i) is now or subsequently becomes generally available to the public through no wrongful act or omission of Contractor; (ii) Contractor can demonstrate to have had rightfully in its possession prior to disclosure to Contractor by Company; (iii) is independently developed by Contractor without use, directly or indirectly, of any Confidential Information; or (iv) Contractor rightfully obtains from a third party who has the right to transfer or disclose it.

(b)Non-Use and Non-Disclosure.  Except to the extent necessary to perform Services under this Agreement, Contractor shall not reproduce, use, distribute, disclose or otherwise disseminate Confidential Information.  Contractor shall not take any action causing, or fail to take any reasonable action necessary to prevent, any Confidential Information to lose its character as Confidential Information.  Contractor shall not remove Confidential Information from the Company or the location(s) designated by the Company except as expressly permitted by the Company in writing.

Contractor agrees that access to Confidential Information will be limited to those employees or other authorized representatives of Contractor who: (1) need to know such Confidential Information in connection with their provision of Services; and (2) have signed agreements with Contractor obligating them to maintain the confidentiality of information disclosed to them and designated or defined as confidential.  Contractor further agrees to inform such employees or authorized representatives of the confidential nature of Confidential Information and agrees to take all necessary steps to ensure that the terms of this Agreement are not violated by them.

Additionally, Contractor agrees not to use any Developments, as defined in Paragraph 5(b), in connection with any project that Contractor undertakes for Contractor or for any party other than the Company without the prior express written approval of the Company in each instance.

(c)Former Employer’s Confidential Information.  Contractor shall not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Contractor has an agreement or duty to keep in confidence information acquired by Contractor in confidence, if any, and Contractor will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity, unless consented to in writing by such employer, person or entity.  Contractor will indemnify the Company and hold the Company harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from Company’s use of the work product of Contractor under this Agreement.

(d)No Export.  Contractor acknowledges that Confidential Information or other information disclosed in connection with the Services might be considered technical data that is subject to compliance with the export control laws and regulations of the United States, and hereby agrees to comply with such laws.

(e)Return of Company Property and Information.  Upon termination of this Agreement or upon request by Company, Contractor shall promptly deliver to the Company any and all Company property and Confidential Information in Contractor’s, or Contractor’s agent’s possession, custody or control.  Contractor agrees to sign and deliver the Termination Certification attached hereto as Exhibit B.

5.	INTELLECTUAL PROPERTY RIGHTS

(a)Assignment.  Contractor has attached hereto, as Exhibit C, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets that were made by Contractor prior to the date hereof, that belong to Contractor and that relate to the Company’s proposed business and products, and that are not assigned to the Company; or, if such list is not attached or is left blank, Contractor represents that there are no such inventions.

All Confidential Information shall remain the property of the Company and no license or other right to such information is granted or implied hereby.  The Services and all Confidential Information developed in connection therewith shall be the sole and exclusive property of Company.  In the event such Services or Confidential Information developed in connection therewith is deemed not to be the property of the Company, Contractor hereby assigns all rights thereto to the Company and hereby agrees to sign all instruments reasonably necessary in the opinion of Company to eliminate any ambiguity as to ownership by Company.  Contractor agrees and herein assigns to the Company all of Contractor’s rights, provided that no assignment is made that extends beyond what would be allowed under Section 2870 of the California Labor Code (as set forth in Exhibit D hereto) if Contractor were an employee of Company.  Under Section 2870, the assignment requirement shall not apply to any invention as to which Contractor can prove the following: (i) it was developed entirely on Contractor’s own time; and (ii) no equipment, supplies, facility or trade secret of the Company was used in its development; and (iii) it does not relate to the business of the Company or to Company’s actual or demonstrably anticipated research and development; and (iv) it does not result from any work performed by Contractor for Company.

(b)Further Assurances.  Contractor agrees that all ideas, techniques, inventions, systems, formulae, business and/or marketing plans, projections or analyses, discoveries, technical information, programs, prototypes, and similar developments, improvements or creations developed, conceived, created, discovered, made, written or obtained by Contractor in the course of or as the result, direct or indirect, of the performance of Contractor’s duties hereunder (hereinafter called “Developments”), and all related intellectual property rights, including but not limited to writings and other works of authorship, United States and/or foreign letters, patents, maskworks, copyright or trademark registrations and/or other forms of protection thereof, shall be and remain the property of Company, its parents, affiliates or subsidiaries.  Contractor further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all such Developments and any copyrights, patents, maskwork rights or other intellectual property rights relating thereto.  Contractor, insofar as Contractor has the right to do so, agrees that Contractor will execute or cause to be executed such United States and/or foreign letters, patents, maskworks, copyright or trademark registrations and other documents and agreements and take such other action as may be desirable in the opinion of the Company to enable intellectual property, copyright and/or other forms of protection for Developments to be obtained, maintained, renewed, preserved and protected throughout the world by or on behalf of Company.

(c)Pre-Existing Materials.  Contractor agrees that if in the course of performing the Services, Contractor incorporates into any invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Contractor or in which Contractor has an interest, (i) Contractor shall inform Company, in writing, before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any invention; and (ii) the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such invention.  Contractor shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any invention without Company’s prior written permission.

6.	NONSOLICITATION

Contractor agrees that for a period of one (1) year after the termination of this Agreement, in any State in the United States in which the Company does business, or equivalent geographical subdivision in any foreign jurisdiction in which the Company does business, Contractor will not solicit or induce employees, consultants, or independent contractors of the Company with whom Contractor had contact, association, or knowledge of during the course of this Agreement to terminate their employment with Company.

7.TERMINATION

(a)Termination Upon Notice.  Either party may, at its option, terminate this Agreement upon thirty (30) calendar days’ written notice to the other party.  Upon such termination all rights and duties of the parties toward each other shall cease except as to Contractor’s maintenance of Confidential Information and except that the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, for all satisfactory Services completed by Contractor through the date of notice of termination.  If there is work in progress, the Company shall be liable for only the pro-rata portion of the completed work, in accordance with the provisions of Exhibit A hereof.  Any notice or other communication to be given by the Company to Contractor hereunder shall be in writing and shall be deemed received when personally delivered or mailed by certified or registered mail with return receipt requested, and shall be addressed to Contractor at Contractor’s address that was furnished in writing.  Any notice or other communication to be given by Contractor to the Company hereunder shall be in writing and mailed by certified or registered mail with return receipt requested, and shall be addressed to the Company at its principal corporate offices, to the attention of Philip Ziman, Human Resources, 1550 Buckeye Drive, Milpitas, CA 95035.

(b)Automatic Termination.  This Agreement shall terminate automatically on the occurrence of bankruptcy or insolvency of either party, by death of Contractor or by assignment of this Agreement except as provided under Paragraph 8(e).

(c)Continuation of Obligations.  Contractor agrees that all obligations under Paragraphs 4 and 6 of this Agreement shall continue in effect after termination of the Agreement, and that Contractor will notify any future client, potential client or employer of Contractor’s obligations under this Agreement and that the Company will be entitled to notify any such person or entity of Contractor’s obligations.

(d)General Release.  As further consideration of the Severance Package (defined in the Separation Agreement), pursuant to Paragraph 5 of the Separation Agreement, Contractor shall execute and deliver the general release, attached hereto as Exhibit E, within twenty-one (21) days following the date Contractor’s consulting relationship terminates.

8.MISCELLANEOUS

(a)Injunctive Relief.  Contractor acknowledges that any unauthorized disclosure or use of Confidential Information would constitute a material breach of this Agreement and may cause great or irreparable injury to the Company for which pecuniary compensation would not afford adequate relief, or that it would be extremely difficult to ascertain the amount of the compensation that would afford adequate relief.  Therefore, in the event of such breach, Contractor agrees that the Company will have the right to seek and obtain injunctive relief in addition to any other rights and remedies it may have.

(b)Governing Law and Venue.  This Agreement shall be deemed to be a contract made under, and shall be governed and construed in accordance with, the laws of the State of California.  An arbitrator, if applicable, or the state courts of the State of California, County of Santa Clara, or any federal court encompassing the County of Santa Clara shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement, and the parties hereto consent to the jurisdiction of said courts and waive any objection to said venue.

(c)Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the parties’ independent contractor relationship herein.  Any and all written or oral agreements existing between the parties with respect to the parties’ independent contractor relationship herein are expressly canceled.  No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by an authorized officer or agent for each party hereto.

(d)Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, all of which shall remain enforceable in accordance with their terms.  Should any of the obligations created hereunder be found illegal and unenforceable for being too broad with respect to the duration, scope, or subject matter thereof, such obligation shall be deemed and construed to be reduced to the maximum duration, scope or subject matter permitted by law.

(e)Assignability.  Neither party shall assign, transfer or sell its rights under this Agreement or delegate its duties hereunder without the prior express written consent of the other party, and any attempted assignment or delegation shall be void and without effect; provided, however, that the Company may assign this Agreement to any person or entity acquiring its business and assets.

(f)Attorneys’ Fees and Court Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which it may otherwise be entitled

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Signature:

			Name:	Stanislaw Marek Borowicz

Accepted and Agreed to:

Nanometrics Incorporated

By:
	Name:	Pierre-Yves Lesaicherre
	Title:	President and Chief Executive Officer

EXHIBIT A

1.	Contact. Contractor’s principal Company contact is:

Name: Pierre-Yves Lesaicherre

Title: President and Chief Executive Officer

2.

Services. Transition services for operation and engineering, as required.  Such services shall require a response to any phone calls from the Company within 48 hours of such calls and response to any emails from the Company within 24 hours of any such emails if placed and sent Monday - Friday and within 48 hours if placed or sent on national holidays, Saturday or Sunday.  Contractor is required to deliver required materials as requested within the reasonable deadlines set by the Company.

3.	Consideration Contractor shall receive $6,000 every two weeks for the Services rendered in this Agreement.
4.	Expenses. Any business expenses must be approved in advance in writing by the Company.

EXHIBIT B

NANOMETRICS INCORPORATED

CERTIFICATION OF RETURN OF COMPANY PROPERTY AND INFORMATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, software, data, notes, reports, proposals, lists, and sources of customers, lists of employees, proposals to customers, drafts of proposals, business plans and projections, reports, job notes, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Nanometrics Incorporated, its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all terms of the Company’s confidential and proprietary information provisions in the Independent Contractor Agreement signed by me, including the reporting of any inventions and original works of authorship conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Independent Contractor Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its customers, consultants or licensees.

Date:
Name:

Signature

EXHIBIT C

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

TITLE	DATE	IDENTIFYING NUMBER OR BRIEF DESCRIPTION

EXHIBIT D

CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS, ASSIGNMENT OF RIGHTS

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT E

GENERAL RELEASE OF CLAIMS

In exchange for my receipt of the payments set forth in Paragraph 3 of my Separation Agreement, dated January 8, 2018, with Nanometrics Incorporated (the “Company”), and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, I do hereby generally release, forever discharge, and agree not to sue the Company, and its parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities, past and present, as well as their past and present employees, officers, directors, agents, contractors, successors, insurers, attorneys, and assigns (collectively, “Released Parties”), for any and all claims, known and unknown, related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, my employment and subsequent contractor relationship with the Company, the separation of my employment from the Company, the termination of my contractor relationship with the Company, and any claim arising from the General Severance Benefits and Change in Control Severance Benefits Agreement (dated as of May 19, 2015), Separation Agreement, and Independent Contractor Agreement.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code (e.g., sections 132a, 4553 et seq.), Title VII of the Civil Rights Act of 1964, as amended, Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the federal Family Medical Leave Act, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), all wage claims, wrongful termination claims, discrimination claims, harassment claims, retaliation claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance, and all claims for attorney’s fees, costs and expenses.  I expressly waive my right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by me or on my behalf, related in any way to the matters released herein.  However, this general release is not intended to bar any claims that, by statute, may not be waived, such as any challenge to the validity of my release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this General Release of Claims (“Release”).

Notwithstanding the foregoing, this Release shall not be construed in any way to release any claim (i) to payments and benefits under Paragraphs 3 and 4 of my Separation Agreement , (ii) to accrued or vested benefits I may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iii) to any rights or benefits that may not be waived pursuant to applicable law, including, without limitation, any right to unemployment insurance benefits, or (iv) to my right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

I expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived.  That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

In connection with such waiver and relinquishment, I hereby acknowledge that I may hereafter discover claims or facts in addition to, or different from, those which I now know or believe to exist, but that I expressly agree to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on my behalf against the Company and/or Released Parties at the time of execution of this Release.

I represent and warrant that I do not presently have on file, and further represents that I will not hereafter file, any claims, grievances, actions, appeals or complaints against the Company or the Released Parties in or with any state, federal or other governmental entity, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions occurring prior to the date of this Release, including but not limited to any claims arising out of the cessation of my employment with the Company, unless otherwise permitted by law.  If such an action or charge has been filed by me, or on my behalf, I agree not to participate in any such proceeding and I will use my best efforts to cause it immediately to be withdrawn and dismissed with prejudice.

Notwithstanding the foregoing, nothing in this Release shall interfere with my right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) and/or the Department of Fair Employment and Housing, or other federal or state regulatory or law enforcement agency.  However, the consideration provided to me in this Release shall be the sole relief provided to me for the claims that are released by me herein and I will not be entitled to recover and agrees to waive any monetary benefits or recovery against the Company in connection with any such claim, charge or proceeding without regard to who has brought such Complaint or Charge, except that nothing in this Release shall be interpreted to prohibit or prevent me from recovering an award for filing or participating in any whistleblower complaint filed with the Securities and Exchange Commission.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under my Separation Agreement for the waiver and release I am providing herein is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign this Release before the end of the 21-day period) and to return the signed Release to the Company; (d) I have seven (7) days following the date I sign this Release (the “Revocation Period”) to revoke this General Release of All Claims as described below; and (e) this General Release of All Claims shall not be effective until the date upon which the Revocation Period has expired, which shall be the eighth day after I sign this Release (the “Effective Date”). I understand and agree that if I choose to revoke this Release, I must deliver notice of such revocation in writing to Philip Ziman at 1550 Buckeye Drive, Milpitas, CA 95035, or pziman@nanometrics.com, no later than the last day of the Revocation Period. If mailed, the revocation must be properly addressed and postmarked no later than the last day of the Revocation Period

I acknowledge and represent that I have not suffered any discrimination or harassment by any of the Released Parties on account of race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, veteran status, medical condition or any other characteristic protected by applicable law. I acknowledge and represent that I have not been denied any leave, benefits, or rights to which I may have been entitled under the Family Medical Leave Act or any other federal or state law, and that I have not suffered any job-related wrongs or injuries for which I might be entitled to compensation or relief. I further acknowledge and represent that, other than the benefits that will be provided to me pursuant to my Separation Agreement, I have been paid all wages, bonuses, compensation, benefits, and other amounts that any of the Released Parties has ever owed to me, and I am not entitled to any additional compensation, severance, or benefits after the date on which my service or employment with the Company terminated, with the sole exception of any benefit the right to which has vested under the express terms of a Company benefit plan document.  I represent and warrant that all of the factual representations made herein, all of which induce the Company to enter into this Release, are true in all material respects.

I agree that if any provision of this General Release of All Claims is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this General Release of All Claims and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. I understand that this General Release of All Claims, together with my Separation Agreement (and its exhibits), constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter.

This General Release of all Claims may not be modified or amended except in a writing signed by me and duly authorized officer of the Company.  This General Release of All Claims will bind my heirs, personal representatives, successors and assigns, and inure to the benefit of both me and the Company, our heirs, successors and assigns.  This Release shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Any ambiguity in this Release shall not be construed against either party as the drafter.  Any waiver of a breach of this Release, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  In the event that any Party to this Release asserts a claim for breach of this Release, seeks to enforce its terms, or asserts the existence of this Release as an affirmative defense, the prevailing Party in any such proceeding shall be entitled to recover costs and reasonable attorney’s fees, to the fullest extent permitted by law.

I acknowledge that in order for this General Release of All Claims to become effective, I must sign below and return it by email or mail to Philip Ziman, Vice President, Human Resources (pziman@nanometrics.com) at Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, CA 95035, within twenty-one (21) days after the date of termination of my Independent Contractor Agreement, and I must not exercise my right to revoke the Release as described above.

I have carefully read and fully understand this General Release of All Claims, and agree to be bound by its terms.

Stanislaw Marek Borowicz

Date